Exhibit 3.1

CERTIFICATE OF FORMATION

OF

SG MORTGAGE SECURITIES, LLC

1.	The name of the limited liability company (the “LLC”) is SG Mortgage Securities, LLC.

2.	The address of the registered office of the LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 17th day of May, 2005.

/s/ Howard L. Rosenberg
Howard L. Rosenberg
Authorized Person